EXHIBIT 99.1

For Immediate Release

Investor/Media Contact: Cynthia Sucher

407-622-4700 or 407-595-0142 (cell)

csucher@mpbc.cc

CYBERGUARD ANNOUNCES FIRST QUARTER FISCAL YEAR 2004 RESULTS

– Company Reports 27 Percent Revenue Growth for Q1 2004, Net Income of $1.16 Million –

– Leadership Transition Announced, President To Succeed CEO in 2004 –

Ft. Lauderdale, Florida – October 23, 2003 – CyberGuard Corporation (NASDAQ: CGFW), the technology leader in network security, today reported revenues of $9.02 million for the quarter ended September 30, 2003. This represents an increase of $1.92 million, or 27 percent, over revenues of $7.1 million for the quarter ended September 30, 2002, and is the fifth consecutive quarter of sequential revenue growth for the company.

Net income for the first quarter of fiscal year 2004 was $1.16 million compared to net income for the same quarter a year earlier of $931,000. Net income includes an income tax benefit of $268,000 as a result of the reversal of a portion of the deferred tax asset valuation allowance. The net income to common stock shareholders for the quarter was $0.04 per diluted share, compared to net income for the same quarter of the previous fiscal year of $0.04 per diluted share.

Scott Hammack, chairman and chief executive officer of CyberGuard Corporation, stated, “The company continues to enjoy strong revenue growth and we are investing in the two key areas that will contribute to long term success: development and sales and marketing. The new SL3200 security appliance, which we began shipping in July, has not only earned praise from reviewers, but, more importantly, approval from customers in real-world environments. Within the next few weeks, we will begin shipping our next generation central management solution, Global Command Center. This innovative solution makes managing hundreds of firewalls and VPNs across an enterprise simple and straightforward. Our sales and marketing organization has made remarkable advances and we continue to invest there as well. We are moving into new areas and expect to realize results from this expansion as we reach customers who were previously unable to buy our products.”

In another announcement, Hammack stated that Patrick Clawson, president of the company, is being promoted to chief executive officer to take effect at the beginning of 2004.

“This is an exciting time for our company,” said Clawson. “CyberGuard has seen enormous progress over the past several years. The demand for top quality information security is strong. We have one of the world’s most secure products, a great team of people, and our business is growing. We look forward to continuing to extend our product line, growing revenues, and gaining market share as we aggressively pursue a leadership role in this industry.”

Clawson and Hammack joined CyberGuard in January 2001. Hammack became CEO and Clawson, president, assuming responsibility for marketing and sales. Together, along with chief financial officer Mike Matte, who joined the company in February 2001, and Mike Wittig, CyberGuard’s CTO and an engineer of its award-winning firewall technology, the executives led a dramatic turnaround at the network security company – restructuring the organization, its operations and distribution strategy. The company achieved positive cash flows in 10 of 11 quarters, accumulated six consecutive quarters of profitability, recorded its first profitable fiscal year, moved to NASDAQ, added new technology and new products, and reported 48 percent revenue growth for its most recent fiscal year which ended June 30, 2003.

Noting that he would be stepping down as CEO at his three-year anniversary with the company, Hammack stated, “CyberGuard is in the best position in its history. The outlook is positive and the challenges facing the company in January 2001 are resolved. CyberGuard has positive momentum, tremendous opportunities, and a great team in place to leverage those opportunities. Much of the credit for the success of the past three years is attributable to the turnaround in sales and marketing that Pat engineered. While I am stepping down for personal reasons, I would not be making a change at this time if I didn’t feel very good about the company’s future prospects and the team that will continue forward.”

Significant events since the start of the first quarter include:

•	July 1 – The Frank Russell Company includes CyberGuard in its reconstituted Russell 3000® Index.

•	July 8 – CyberGuard begins trading on The NASDAQ Stock Market and ticker symbol changes to CGFW.

•	July 9 – CyberGuard unveils new SL3200, multi-gigabit firewall/VPN appliance, the most powerful yet in CyberGuard’s line of security appliances.

(More)

(CYBERGUARD ANNOUNCES FIRST QUARTER RESULTS FOR FY 2004                                                              page two)

•	July 11 – CyberGuard announces resolution of class-action lawsuit.

•	July 14 – CyberGuard executives appear live on NASDAQ MarketSite as NASDAQ president officially welcomes CGFW to the exchange.

•	July 17 – Major Mideast energy corporation selects CyberGuard firewall/VPN appliances for its network security solution.

•	August 27 – CyberGuard’s new SL3200 firewall/VPN appliance wins “Best in Test” award from Business Communications Review magazine, the second time a CyberGuard product has earned that level of recognition.

•	September 4 – Continuing its leadership role in supporting international certification standards for information security, CyberGuard sponsors the 4th Annual International Common Criteria Conference in Stockholm, Sweden.

•	September 9 – Companies worldwide seek to defend against an onslaught of worm attacks. CyberGuard offers protection against new breed of worms with intrinsic intrusion prevention and protocol anomaly detection.

•	October 2 – CyberGuard expands presence in Asia-Pacific market, signing distribution agreement with key Japanese partner, Canon System Solutions.

•	October 15 – Large government integrated communications and computer network in Asia selects CyberGuard firewall/VPN appliances and will deploy them over two-year period.

Conference Call Information

CyberGuard will hold a conference call to review its fiscal year 2004 first quarter results on Thursday, October 23, 2003, at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time). Participants should dial 1-706-645-9750 and ask for conference ID number 3430905. A recording of the conference call proceedings will be available from two hours after the call’s conclusion on October 23 until midnight Eastern Time on October 30, 2003. Both U.S. and international callers may listen to the recording by dialing 1-706-645-9291 and requesting conference ID number 3430905. Additional financial information can be found at http://www.cyberguard.com/investors/reports.cfm.

About CyberGuard Corporation

CyberGuard Corporation, the technology leader in network security, provides enterprise and electronic commerce security solutions to Global 2000 companies and governments worldwide. CyberGuard’s award winning, industrial-strength firewall/VPN products and services protect the integrity of data and applications from unauthorized access. CyberGuard’s appliances, which include SL, KS, FS and LX models, hold Common Criteria Evaluation Assurance Level 4+ (EAL4+) certification, the most prestigious and rigorous IT security evaluation available. The company has world headquarters in Ft. Lauderdale, Florida, and branch offices worldwide. More information on CyberGuard can be found at http://www.cyberguard.com.

Forward-Looking Statements

Statements regarding estimates, expectations and future prospects contained in this press release are forward-looking statements. These statements are based upon assumptions and analyses made by the Company in light of current conditions, future developments, and other factors the Company believes are appropriate in the circumstances, or information obtained from third parties, and are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that forward-looking statements are not guarantees and that actual results might differ materially from those suggested in the forward-looking statements. Some of the factors that might cause future actual events to differ from those predicted or assumed include: future advances in technologies and computer security; the Company’s history of losses; the Company’s ability to execute on its business plans; the Company’s dependence on outside parties such as its key customers and alliance partners; competition from major computer hardware, software, and networking companies; uncertainties in availability of expansion capital in the future and other risks associated with capital markets; overall network security spending; global economic conditions; and the outcome of a class action lawsuit against the Company. For a more complete discussion regarding forward-looking statements, the reader is referred to the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, including the Form 10-K for the fiscal year ended June 30, 2003, and other information filed with the Commission.

– Tables Follow –

(CYBERGUARD ANNOUNCES FIRST QUARTER RESULTS FOR FY 2004	page three)

CYBERGUARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

	Three Months Ended
	Sept. 30, 2003	Sept. 30, 2002
Revenues:
Products	$6,172	$4,874
Services	2,848	2,226

Total revenues	9,020	7,100

Cost of revenues:
Products	1,518	1,291
Services	837	552

Total cost of revenues	2,355	1,843

Gross profit	6,665	5,257

Operating expenses:
Research and development	1,832	1,047
Selling, general and administrative	3,999	3,255

Total operating expenses	5,831	4,302

Operating income	834	955

Other income (expense)
Interest income	33	28
Loss on sale of assets	0	(36)
Other income (expense)	25	(16)

Total other income (expense)	58	(24)

Net income before income tax benefit	892	931

Income tax benefit	268	—

Net income	$1,160	$931

Basic earnings per common share	$0.05	$0.05

Weighted average number of common shares outstanding	21,312	19,181

Diluted earnings per common share	$0.04	$0.04
Weighted average number of common shares outstanding	26,928	22,172

(CYBERGUARD ANNOUNCES FIRST QUARTER RESULTS FOR FY 2004                                                              page four)

CYBERGUARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	Sept. 30, 2003	June 30, 2003
ASSETS
Cash and cash equivalents	$15,469	$12,095
Restricted cash	340	379
Accounts receivable, less allowance for uncollectible accounts of $663 at Sep 30, 2003 and $707 at June 30, 2003	7,472	7,608
Inventories, net	342	359
Other current assets	894	967
Receivable from insurance company	—	6,500

Total current assets	24,517	27,908

Property and equipment at cost, less accumulated depreciation of $3,676 at Sep 30, 2003 and $3,373 at June 30, 2003	1,604	1,762
Capitalized software, less accumulated amortization of $2,032 at Sep 30, 2003 and $1,988 at June 30, 2003	189	158
Intangibles, less accumulated amortization of $488 at Sep 30, 2003 and $304 at June 30, 2003	615	799
Other assets	130	283
Deferred tax asset, net	4,517	4,249

Total assets	$31,572	$35,159

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	1,153	1,215
Deferred revenue	6,244	5,697
Litigation payable	3,000	10,400
Accrued expenses and other liabilities	3,159	3,176

Total liabilities	$13,556	$20,488

Commitments and Contingencies	—	—
Shareholders’ equity
Preferred stock par value $0.01; authorized 5,000 shares; none issued	—	—

Common stock par value $0.01; authorized 50,000 shares; issued and outstanding 21,760 at Sep 30, 2003 and 20,953 at June 30, 2003	218	210
Additional paid-in capital	97,113	94,924
Accumulated deficit	(79,382)	(80,542)
Accumulated other comprehensive income	67	79

Total shareholders’ equity	18,016	14,671

Total liabilities and shareholders’ equity	$31,572	$35,159

(CYBERGUARD ANNOUNCES FIRST QUARTER RESULTS FOR FY 2004	page five)

CYBERGUARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)
	Three Months Ended
	Sept. 30, 2003	Sept. 30, 2002
Cash flows from operating activities:
Net income	$1,160	$931
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	302	219
Amortization	228	66
Loss on disposal of property & equipment	—	36
Deferred tax benefit	(268)	—
Provision for uncollectible accounts receivable	(44)	173
Provision for inventory reserve	—	20
Compensation expense related to stock options	5	50
Non cash expense for company 401(k) match	112	41
Translation adjustment	(11)	(20)
Changes in assets and liabilities:
Decrease in restricted cash	39	13
Decrease/(Increase) in accounts receivable	179	(74)
Decrease/(Increase) in other current assets	73	(401)
(Increase) in inventories	(12)	(2)
Decrease in other, net	154	24
(Decrease)/Increase in accounts payable	(62)	286
Increase in accrued expenses and other liabilities	(18)	130
Increase/(Decrease) in deferred revenue	547	(307)
Decrease in litigation receivable	6,500	—
(Decrease) in litigation payable	(7,400)	—

Net cash provided by operating activities	1,484	1,185

Cash flows used in investing activities
Capitalized software costs	(75)	(103)
Purchase of property & equipment	(116)	(236)

Net cash used in investing activities	(191)	(339)

Cash flows provided by financing activities:
Repayment of notes payable	—	(62)
Proceeds from stock options exercised	2,017	168
Proceeds from sale of common stock in stock purchase plan	64	36

Net cash provided by financing activities	2,081	142

Net increase in cash	3,374	988
Cash and cash equivalents at beginning of period	12,095	6,166

Cash and cash equivalents at end of period	$15,469	$7,154

Supplemental disclosure of cash flow information
Cash paid for interest	$—	$2

Cash paid for income taxes	$—	$—

Supplemental disclosure of non-cash information:
During fiscal year 2002, the Company’s CEO, Scott Hammack, participated in a special option program which required the Company to record compensation expense of $45.
Approximately 310 options to purchase shares of the Company’s common stock were issued at a below market price, which required the Company to record approximately $5 in compensation expense during fiscal year 2003 and 2002.